                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Invivo Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               INVIVO CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 7, 2001

To the Stockholders of
Invivo Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Invivo Corporation ("the Company"), a Delaware corporation, will be held on December 7, 2001 at 10:00 a.m. at the Company's offices located at 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588 for the following purposes:

          1. To elect directors to serve for the ensuing year and until their successors are elected.


          2. To amend the Company's 1994 Stock Option Plan to increase by 220,000 the number of shares covered by the Plan.


          3. To ratify the selection of KPMG LLP as independent public auditors of the Company.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on October 31, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTPAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                                          By Order of the Board of Directors

                                          JAMES B. HAWKINS
                                          Secretary

November 14, 2001

                               INVIVO CORPORATION

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Invivo Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on December 7, 2001 at 10:00 a.m. at the Company's offices located at 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588, including at any adjournment of the Annual Meeting.

VOTING


     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof has been fixed as October 31, 2001. As of that date, there were outstanding 4,423,249 shares of Common Stock of the Company. Each stockholder will be entitled to one vote for each share of common stock held on all matters to be voted upon. Abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Broker non-votes are considered as shares not entitled to vote with respect to such matters, but are counted toward the establishment of a quorum. Subject to prior revocation, all shares represented at the meeting by properly executed proxies will be voted in accordance with specifications on the proxy. If no specification is made, the shares will be voted in favor of: (i) the election of nominees provided for herein as directors; and (ii) the amendment of the Company's 1994 Stock Option Plan to increase by 220,000 the number of shares covered by the Plan and (iii) the ratification of KPMG LLP as independent public auditors of the Company.


REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the enclosed proxy and any additional information furnished to stockholders. Copies of solicitation material will be furnished to stockholders, and to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid for any such services.

     This proxy statement and the accompanying proxy card are being mailed to all stockholders on or about November 14, 2001.

                                   PROPOSAL 1

                      NOMINATION AND ELECTION OF DIRECTORS

     Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until his death, resignation or removal. All of the nominees listed below are currently directors of the Company. There are no family relationships among executive officers or directors of the Company, except that Mr. Hawkins, the President, Chief Executive Officer, Secretary and a director, and Mr. Glenn, the Chief Financial Officer, are brothers-in-law.

          MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

     Shares of Common Stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors have no reason to believe that any nominee will be unavailable to serve. The four candidates receiving the highest number of the affirmative votes cast at the Annual Meeting will be elected directors of the Company. The Company's Board of Directors is presently set at five members, and thus the Board of Directors is proposing at this time to leave one vacancy on the Board of Directors. Executed proxies will not be voted for the election of more than four directors.

NOMINEES:

     The names, ages and periods of service on the Company's Board of Directors of the nominees, and certain other information about them, is set forth below:

                                                                    DIRECTOR
NAME                                                          AGE    SINCE
----                                                          ---   --------
James B. Hawkins............................................  46      1985
Ernest C. Goggio(1,2).......................................  78      1986
George S. Sarlo(1,2)........................................  63      1991
Laureen DeBuono(1,2)........................................  44      1998

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Mr. Hawkins has been President, Chief Executive Officer and a director of the Company, and its predecessor, since August 1985. He has served as Secretary of the Company since September 1986. Mr. Hawkins served as a director of Pillar Corporation, a stockholder of the Company, from August 1987 to August 1999.

     Mr. Goggio has served as Chairman of the Board of Directors of the Company since November 1986. He has been President and Chairman of the Board of Directors of Pillar Corporation since 1966. Pillar Corporation, based in Milwaukee, Wisconsin, manufactures heat induction and melting equipment for the metals industry.

     Mr. Sarlo has been a director of the Company since January 1991. He has been a general partner of the Walden Group of venture capital funds since 1974. Mr. Sarlo also founded and since 1973 has served as Chairman of the Board of Directors of Ashfield and Co. Inc., an investment management company.

     Ms. DeBuono has been a director of the Company since February 1998. She is currently Principal of CEO Management Advisors. From October 1999 to October 2000, Ms. DeBuono was Chief Operating Officer and Chief Financial Officer of More.com, an online health products retailer. From October 1998 to October 1999, Ms. DeBuono was Chief Operating Officer and Chief Financial Officer of ReSound Corporation, a hearing health care company that manufactures and markets advanced hearing devices. From 1992 to mid-1998, Ms. DeBuono was Executive Vice President and General Counsel of Nellcor Puritan Bennett Inc., a medical device company.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 30, 2001 by
(i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director and nominee to the Board of Directors, (iii) the Chief Executive Officer and each other executive officer of the Company as of June 30, 2001 whose salary and bonus for the year ended June 30, 2001 exceeded $100,000, and (iv) all officers and directors of the Company as a group.

                                                               AMOUNT OF
                                                               BENEFICIAL     PERCENTAGE
NAME*                                                         OWNERSHIP(1)     OF SHARES
-----                                                         ------------    ----------
Heartland Advisors..........................................    563,800(2)       12.7%
  789 North Water Street
  Milwaukee, WI 53202
Willow Creek Capital Management.............................    394,000(3)        8.9%
  17 East Sir Francis Blvd. Suite 100
  Larkspur, CA 94939
Ernest C. Goggio............................................    393,786(4)        8.8%
James B. Hawkins............................................    313,316(5)        6.9%
Botti Brown Asset Management................................    308,650(6)        7.0%
  655 Montgomery Street, Suite 600
  San Francisco, CA 94111
Dimensional Fund Advisors, Inc. ............................    287,600(7)        6.5%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
George S. Sarlo.............................................    112,037(8)        2.5%
John F. Glenn...............................................     42,500(9)        1.0%
F. Larry Young..............................................     36,000(10)       0.8%
Stuart Baumgarten...........................................     30,000(11)       0.7%
Laureen DeBuono.............................................     26,000(12)       0.6%
All executive officers and directors as a group (7
  persons)..................................................    955,515(13)      20.0%

---------------

   * The address of each of the directors or executive officers is c/o Invivo Corporation, 4900 Hopyard Rd. Suite 210, Pleasanton, CA 94588

 (1) Each of the individuals included in the table has sole voting and investment power over the shares listed, subject to the right of his or her spouse, if any, under applicable community property laws.

 (2) Based upon Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001

 (3) Based upon Schedule 13G filed with the Securities and Exchange Commission on February 6, 2001

 (4) Includes 113,986 shares of Common Stock owned by Pillar Corporation, of which Mr. Goggio is the President and majority stockholder, 210,800 shares of Common Stock owned by the Pillar Charitable Remainder Unitrust, of which Mr. Goggio is the sole trustee, and 46,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

 (5) Includes 140,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

 (6) Based upon Schedule 13G filed with the Securities and Exchange Commission on February 8, 2001

 (7) Based upon Schedule 13G filed with the Securities and Exchange Commission on February 2, 2001

 (8) Includes 46,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

 (9) Includes 42,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(10) Includes 36,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(11) Includes 30,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(12) Includes 26,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(13) Includes 366,500 shares of Common stock issuable upon exercise of stock options exercisable within 60 days.

BOARD AND BOARD COMMITTEE MEETINGS

     During the year ended June 30, 2001, the Board of Directors held four meetings. All of the directors attended all of the Board meetings.

     During the year ended June 30, 2001, the Audit Committee of the Board of Directors held two meetings. Each Committee member attended the meetings.

     During the year ended June 30, 2001, the Compensation Committee held one meeting. Each Committee member attended the meeting. The Compensation Committee determines the overall compensation policy for senior management of the Company, and recommends to the Board of Directors new compensation programs or changes in existing programs which the Committee finds appropriate.

     The Board has not established a nominating committee.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the other most highly compensated executive officers of the Company as of June 30, 2001 whose total salary and bonus for the fiscal year ended June 30, 2001 exceeded $100,000 for services in all capacities to the Company and its subsidiaries during such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION AWARDS
                                                                        -------------------------------
                                                 ANNUAL COMPENSATION    SECURITIES
                                        FISCAL   --------------------   UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR    SALARY($)   BONUS($)   OPTIONS(#)   COMPENSATION($)(1)
---------------------------             ------   ---------   --------   ----------   ------------------
James Hawkins.........................   2001     265,000     50,000       9,000           2,811
  President and Chief Executive
     Officer                             2000     250,000     60,000      35,000           1,935
                                         1999     241,000     75,000      35,000           1,881
John F. Glenn.........................   2001     155,000     40,000       4,000           2,532
  Vice President Of Finance/             2000     145,000     42,500      11,000           1,920
  Chief Financial Officer                1999     131,000     50,000      19,000           1,605
F. Larry Young........................   2001     150,000     40,000       4,000           2,906
  Vice President of Operations           2000     140,000     42,500      11,000           1,826
                                         1999     121,000     50,000      19,000           1,454
Stuart Baumgarten.....................   2001     200,000     50,000       4,000           2,170
  President, Invivo Research             2000     188,000     52,000      15,000           1,520
                                         1999     180,000     45,000      15,000           1,289

---------------

NOTES:

(1) The amounts shown represent Company contributions to the Company's 401(k) Savings Plan.

STOCK OPTIONS

     The following table sets forth the stock options granted to the named executive officers under the Company's 1994 Stock Option Plan during the fiscal year ended June 30, 2001

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      NUMBER OF       % OF TOTAL
                                     SECURITIES        OPTIONS
                                     UNDERLYING       GRANTED TO    EXERCISE OR                 GRANT DATE
                                   OPTIONS GRANTED   EMPLOYEES IN   BASE PRICE    EXPIRATION   PRESENT VALUE
NAME                                   (#)(1)        FISCAL YEAR      ($/SH)         DATE         ($)(2)
----                               ---------------   ------------   -----------   ----------   -------------
James Hawkins....................       9,000            20.6%         $8.00       3/15/11        $43,947
John F. Glenn....................       4,000             9.2%         $8.00       3/15/11        $19,532
F. Larry Young...................       4,000             9.2%         $8.00       3/15/11        $19,532
Stuart Baumgarten................       4,000             9.2%         $8.00       3/15/11        $19,532

---------------

(1) Stock options become exercisable on a cumulative basis as to one-quarter of the total number of shares covered thereby on each of the first, second, third and fourth anniversary dates of the grant of the option. The term of each option is ten years.

(2) The Black-Scholes option pricing model was used assuming no dividend yield, a risk free rate of 5.3%, an expected stock price volatility of .68, a forfeiture rate of .05 and an average expected life of five years. This valuation is reported pursuant to the rules of the Securities and Exchange Commission and there can be no assurance that the actual share value of the options will approximate the value ascribed by the Black-Scholes model.

     The following table sets forth the number of options exercised and the value realized upon exercise by the named executive officers during the fiscal year ended June 30, 2001 and the value of outstanding options held by such executive officers as of June 30, 2001.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                        NUMBER OF
                                                                       SECURITIES          VALUE OF
                                                                       UNDERLYING        UNEXERCISED
                                                                       UNEXERCISED       IN-THE-MONEY
                                                                     OPTIONS/SARS AT   OPTIONS/SARS AT
                                          SHARES                        FY-END(#)         FY-END($)
                                       ACQUIRED ON        VALUE       EXERCISABLE/       EXERCISABLE/
NAME                                   EXERCISE(#)     REALIZED($)    UNEXERCISABLE    UNEXERCISABLE(1)
----                                  --------------   -----------   ---------------   ----------------
James Hawkins.......................        --             --        131,250/52,750     255,600/14,220
John F. Glenn.......................        --             --         38,750/21,750       29,670/6,320
F. Larry Young......................        --             --         32,250/21,750       12,900/6,320
Stuart Baumgarten...................        --             --         26,250/22,750           --/6,320

---------------

(1) The value of unexercised options is calculated by multiplying the number of options outstanding by the difference between the option exercise price and the June 29, 2001 closing price of $9.58 per share of the Company's common stock as reported on The Nasdaq National Market.

EMPLOYMENT AGREEMENTS AND CHANGE-OF-CONTROL ARRANGEMENTS


     In October 2001, the Company renewed one year employment agreements with each of the named executive officers and four additional key employees pursuant to which the Company has agreed to pay a specific severance amount if the executive officer is employed by the Company on the occurrence of the change in control, unless the officer resigns voluntarily or is terminated with cause within 90 days following a change of control of Invivo. For James B. Hawkins, the severance payment will be an amount equal to two times the aggregate of his annual base salary and target bonus plus other benefits and expenses. For Stuart Baumgarten, John F. Glenn, and F. Larry Young, the severance payment will be amounts that are equal to the aggregate of each executive officer's annual base salary and target bonus plus other benefits and expenses. In addition to the severance payment, upon a change of control of Invivo, any unvested stock option to purchase shares of common stock of Invivo then held by the executive officer will become 100% vested and exercisable immediately prior to such change of control. If the Company terminates Mr. Hawkins, Mr. Glenn, Mr. Young or Mr. Baumgarten without cause, but not following a change of control of Invivo, the Company has agreed to pay such executive officer one-half of the severance payment amount that such executive officers would have received for a termination without cause after a change of control of Invivo. These agreements further established each executive officer's base salary and target annual bonus for the one-year term of the agreements.


DIRECTOR COMPENSATION

     Members of the Board of Directors who are not officers of the Company are entitled to receive fees of $600 for, and reimbursement for travel expenses incurred in connection with, each Board of Directors meeting attended, except for Ms. DeBuono who receives $1,500 for each board meeting attended. Ms. DeBuono also receives an annual retainer fee for consulting services of $10,000.

     Mr. Goggio, Mr. Sarlo and Ms. DeBuono each received options to purchase 4,000 shares of the Company's Common Stock in fiscal 2001 pursuant to the automatic grant provisions of the 1994 Stock Option Plan. All elected directors will be entitled to receive additional annual grants of options to purchase 4,000 shares of Common Stock under the 1994 Stock Option Plan on the date of the annual meeting of stockholders and each year for as long as they serve as independent directors of the Company.

     The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the full extent permitted by law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Goggio, Mr. Sarlo and Ms. DeBuono serve as the Compensation Committee of the Board of Directors. None of the members of the Compensation Committee are an employee of the Company. Mr. Goggio is the President and Chairman of the Board of Pillar Corporation. See "Director Compensation" above for a description of options granted to, and consulting fees paid to, Messrs. Goggio and Sarlo and Ms. DeBuono.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE

     The Compensation Committee currently consists of Mr. Goggio, Mr. Sarlo and Ms. DeBuono. The Compensation Committee determines on an annual basis the cash compensation to be paid to the Chief Executive Officer and the senior executive officers of the Company. In doing so, the Compensation Committee is apprised of stock option awards made to these executives by the Board of Directors.

     The Compensation Committee believes that in order for the Company to succeed it must be able to attract and retain qualified executive officers. In determining the type and amount of executive officer compensation, the objectives of the Compensation Committee are to provide levels of base compensation and bonuses that will attract and retain talented executive officers and align their interests with the success of the Company. The Company's executive officer compensation program is comprised of base salary, an annual cash bonus, and stock options. The Company's compensation policies seek to enhance the profitability of the Company and increase stockholder value.

BASE SALARIES

     The Company's policy is to maintain base salaries competitive with salaries paid to similarly situated executive officers in other middle market companies (i.e. those with sales of $100 million or less) that are believed to be comparable for compensation purposes by the Compensation Committee. Adjustments to base compensation will generally be made based upon competitive market conditions as well as assigned responsibility and performance as measured against specific goals and objectives of the Company and individual employees. The Compensation Committee has not established a particular group or listing of generally comparable companies for this purpose and may evaluate different companies on a year to year basis.

BONUSES

     An integral part of the Company's compensation of senior executive officers has been the annual payment of cash bonuses. The amount of these bonuses is based in part on the review of compensation practices of comparable size companies referred to in the above paragraph. Further, the amount of bonuses in any year is significantly dependent on the Company's operating performance relative to its goals, as well as to other considerations that may be deemed relevant in any given year or instance by the Compensation Committee.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In determining the compensation of Mr. Hawkins, the Compensation Committee evaluated Mr. Hawkins' responsibilities and performance and the overall results of the Company to determine the total compensation paid. Mr. Hawkins' base compensation level increased to $265,000 for fiscal 2001 as compared to $250,000 for fiscal 2000. For fiscal 2001, Mr. Hawkins received a bonus of $50,000 under the executive bonus plan.

                                          Ernest C. Goggio, Chairman
                                          George Sarlo
                                          Laureen DeBuono

                             AUDIT COMMITTEE REPORT

     The management of Invivo Corporation is responsible for establishing and maintaining internal controls and for preparing the financial statements of Invivo Corporation. The independent auditors are responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities. The charter of the Audit Committee is attached as Appendix A to this Proxy Statement.

     The Audit Committee has reviewed and discussed with Invivo management the audited financial statements for the fiscal year ended June 30, 2001. Based on that review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Invivo Corporation's Annual Report on Form 10K for the fiscal year ended June 30, 2001.

     In December, 2000 the Audit Committee discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communications with Audit Committees, for the fiscal year ended June 30, 2000. At the December, 2001 Audit Committee meeting, any items required to be communicated by the independent auditors in accordance with SAS 61 for the fiscal year ended June 30, 2001 will be discussed.

                                          Laureen DeBuono, Chairman
                                          George Sarlo
                                          Ernest C. Goggio

                           BOARD OF DIRECTORS REPORT

     The Board of Directors administers the stock option plans including the grants of stock options.

     The specific objective of the Stock Option Plan is to align the long-term interests of the Company's officers and employees with those of stockholders by creating a strong link between executive pay and stockholder return. Additionally, because options are subject to forfeiture if the employee leaves the Company prior to their becoming exercisable, options provide an incentive to remain with the Company long term. The Board of Directors makes specific awards of options based on an individual's ability to impact Company-wide performance and in light of the total compensation appropriate for the individual's position. A total of 21,000 stock options were granted to executive officers in fiscal 2001. Of these stock options, 9,000 were granted to Mr. Hawkins.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than ten percent of the Company's common Stock to file reports of their initial ownership of the Company's Common Stock and subsequent changes in such ownership with the Securities and Exchange Commission (the "SEC") within prescribed time periods. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company copies of all Section 16(a) forms filed.

     Based solely on review of copies of SEC Forms 3, 4, and 5, and any amendments to such forms furnished to the Company, the Company believes that with respect to the Company's most recent fiscal year all Section 16(a) filing obligations were met on a timely basis.

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Stock Market (U.S.) Index and to the NASDAQ Non-Financial Index. Given the diversity of its businesses, the Company was unable to identify a peer group of companies based on a common business. The graph assumes that the value of the investment in the Company's common stock and each index was $100 at June 30, 1996 and that all dividends were reinvested.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
         AMONG INVIVO CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                       AND THE NASDAQ NON-FINANCIAL INDEX



                         (Invivo Comparison Chart)<QC>

* $100 invested on 6/30/96 in stock or index -- including reinvestment of dividends. Fiscal year ending June 30.

--------------------------------------------------------------------------------
                        6/96      6/97      6/98      6/99      6/00      6/01
--------------------------------------------------------------------------------
 INVIVO CORPORATION    100.00     73.81    126.19    125.00    104.76     91.24
 NASDAQ STOCK MARKET
  (U.S.)               100.00    121.60    160.06    230.22    340.37    184.51
 NASDAQ
  NON-FINANCIAL        100.00    117.48    153.30    227.00    351.23    178.97
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

                                   PROPOSAL 2

                APPROVAL OF AMENDMENT TO 1994 STOCK OPTION PLAN

     In October 1994, the Company adopted an Incentive Stock Option Plan (the "Plan"). The options granted under the Plan may be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. The Plan is designed to enhance the Company's ability to attract and retain qualified employees, directors and consultants. In addition, the

Plan is designed to provide an inducement to selected employees and other persons to advance the interests of the Company by providing or increasing the ownership interest of such persons in the Company. Approximately 350 people are currently eligible to participate in the Plan which includes directors, non-director officers, and employees of the Company and its subsidiaries including officers who are not executive officers. The Plan is interpreted and is administered by the Board of Directors which has the authority to determine the recipients of options under the Plan, the time of grant of the options, and the number of shares covered by the grant and certain other terms and provisions of each option granted. Any rights granted under the Plan must be granted within ten years of the Plan's effective date of October 6, 1994.

     Each person who was a director and not an employee of the Company on the date of adoption of the Plan received a non-qualified stock option covering 8,000 shares of Common Stock of the Company. Thereafter, each director of the Company who is not an employee of the Company receives a non-qualified stock option covering 4,000 shares of Common Stock of the Company immediately following each annual meeting of stockholders of the Company (provided that a person whose term expires on such day and who is not reelected to the Board of Directors shall not receive such an option). Each such option has an exercise price equal to the fair market value of the Common Stock of the Company on the date of the annual meeting to which it relates. Each of the non-employee nominees for director at this meeting who is elected will receive a non-qualified option covering 4,000 shares.

     Unless the stock option agreement executed by the optionee expressly otherwise provides, (i) an option granted to an officer or other key employee or consultant shall become exercisable on a cumulative basis as to one-quarter of the total number of shares covered thereby on each of the first, second, third, and fourth anniversary dates of the grant of the option, (ii) an option granted to a director who is not an employee of the Company shall become exercisable on a cumulative basis as to one-half of the total number of shares covered thereby on each of the first and second anniversary dates of the date of grant of the option, and (iii) an option shall not be exercisable after the expiration of ten years from the date of grant. Any option granted to an executive officer or director of the Company shall in no event be exercisable until the elapse of six months from the date of its grant.

     The exercise price for incentive stock options granted under the Plan may not be less than 100% of the fair market value of the underlying shares as of the date of grant, provided that if the recipient holds 10% or more of the aggregate voting power of the Company, then the exercise price must not be less than 110% of such fair market value. The exercise price of any non-qualified stock option shall not be less than 85% of the fair market value of the underlying shares on the date of grant. On October 24, 2001, the closing sale price of Invivo's Common Stock as reported on the NASDAQ Stock Market was $12.95 per share. Payment of the exercise price shall be made in cash or in shares of the outstanding Common Stock of the Company which have been held by the optionee for at least six months (or such other period as is specified by the Board of Directors) or in a combination of cash and such stock, except that the Board of Directors in its sole discretion may authorize payment by any optionee (for all or part of his or her purchase price) by a promissory note or such other form of legal consideration that may be acceptable to the Board of Directors. Payment may also be made by delivering a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay the purchase price, and, if required, the amount of any federal, state, local or foreign withholding taxes.

     The grant of an incentive stock option should have no tax effect on the Company or the optionee to whom it is granted, and there generally is no tax upon exercise of the option. If an optionee does not dispose of shares acquired upon exercise of the option within two years of the date of granting the option, nor within one year after exercise of the option, any gain realized by the optionee on the subsequent sale of such shares is treated as a long-term capital gain for federal income tax purposes. If the shares are sold prior to the expiration of such periods, the lesser of (a) the difference between the exercise price and the value of the stock at the date of exercise and (b) the amount realized on disposition over the purchase price is treated as compensation to the optionee taxable as ordinary income. The excess gain, if any, is treated as capital gain (which will be short-term or long-term capital gain depending upon the length of time the shares were held). The Company is allowed a deduction for tax purposes only to the extent, and at the time, that the optionee receives ordinary income by reason of the optionee's sale of shares.

     The grant of a non-qualified stock option under the 1994 Option Plan also should have no tax effect on the Company or the recipient of the grant. The spread between the exercise price and the market value of the Company's Common Stock on the date of exercise of a non-qualified option is taxable to the optionee as ordinary income on the exercise of the option, and the Company has a corresponding deduction.


     Stockholder approval is required to increase the aggregate number of shares of the Company's Common Stock subject to options that may be granted under the Plan. The Plan currently provides for the grant of options to purchase an aggregate of 800,000 shares of the Company's Common Stock. Options to purchase 752,475 shares have been granted and are outstanding under the Plan as of September 30, 2001, of which 270,000 of such options were granted to directors and 163,500 to non-director officers.


     The Plan does not require that awards be made to any particular person or persons other than the annual awards to non-employee directors. By way of background, during fiscal 2001, options to purchase 55,600 shares were awarded under the Plan. The number of shares subject to options granted to the Named Executive Officers under the Plan is set forth in the table above under "Executive Compensation -- Option Grants in Last Fiscal Year."


     The Company's Board of Directors has approved and submitted to the stockholders of the Company amendments to the Plan to increase by 220,000 shares (to an aggregate of 1,020,000 shares) the number of shares of the Company's Common Stock subject to options that may be granted under the Plan.


     The amendment to the Plan requires approval by a majority of the outstanding shares of Common Stock of the Company represented at the annual meeting.

 THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THESE
                             AMENDMENTS TO THE PLAN

                                   PROPOSAL 3

            RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC AUDITORS

     The Board of Directors has selected KPMG LLP as the Company's independent public auditors for the year ended June 30, 2002 and has further directed that management submit the selection of independent public auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company's financial statements since 1985. Representatives of KPMG LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of KPMG LLP as the Company's independent public auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm.

     Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Annual Meeting will be required to ratify the selection of KPMG LLP.

FEES PAID TO THE INDEPENDENT AUDITORS

     During fiscal 2001, the aggregate fees billed by KPMG LLP for professional services were as follows:

  AUDIT FEES

     Amounts billed by KPMG LLP related to the fiscal 2001 financial audit and for the review of the quarterly financial statements were $132,500.

  FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No amounts were billed by KPMG LLP in fiscal 2001 for financial information systems design and implementation services.

  ALL OTHER FEES

     Amounts billed by KPMG LLP for all other professional services in fiscal 2001 were $81,600 and were related to tax services.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's next Annual Meeting of stockholders must be received by the Company no later than July 17, 2002 in order to be included in the proxy statement and proxy relating to that meeting.

     In addition, proposals of the Company's stockholders that such stockholders intend to present at that meeting, but not include in the Company's proxy statement and form of proxy, must be received by the Company's Secretary at the Company's offices at Hopyard Road, Suite 210, Pleasanton, California 94588, no later than September 30, 2002. In the event that the Company does not receive timely notice with respect to such a proposal, the proxy holders named by the Company's Board of Directors for such meeting will exercise their discretionary voting power on such proposal.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. However, if any other matters are properly presented to the Annual Meeting it is the intention of the persons named in the accompanying proxy to vote in respect thereof in accordance with their best judgment.

     The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

                                          By Order of the Board of Directors

                                          JAMES B. HAWKINS
                                          Secretary

November 14, 2001

                                                                      APPENDIX A

                               INVIVO CORPORATION

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.  PURPOSE

     The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Invivo Corporation (the "Company") is to assist the Board in fulfilling its statutory and fiduciary oversight responsibilities relating to the Company's financial accounting, reporting and controls. The Committee's principal functions are to:

     - monitor the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the Company's financial and senior management;

     - review and evaluate the independence and performance of the Company's independent auditors;

     - facilitate communication among the Company's independent auditors, the Company's financial and senior management and the Board.

     The Committee will fulfill these functions primarily by carrying out the activities enumerated in Part IV of this charter. In order to serve these functions, the Committee shall have unrestricted access to Company personnel and documents, and shall have authority to direct and supervise an investigation into any matters within the scope of its duties, including the power to retain outside counsel in connection with any such investigation.

     While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company's independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and its independent auditors or to assure compliance with laws and regulations and the Company's policies and procedures.

II.  MEMBERSHIP

     All members of the Committee will be appointed by, and shall serve at the discretion of, the Board. Unless a chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the Committee membership.

III.  MEETINGS

     Meetings of the Committee shall be held from time to time as determined by the Board and/or the members of the Committee. The Committee should meet annually with the independent auditors out of the presence of management about internal controls, the fullness and accuracy of the Company's financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee. The Committee members should communicate with management and the independent auditors on a quarterly basis in connection with their review of the Company's financial statements.

IV.  RESPONSIBILITIES AND DUTIES

     The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

          1. Review the Company's quarterly and annual financial statements, including any report or opinion by the independent auditors, prior to distribution to the public or filing with the Securities and Exchange Commission.

          2. In connection with the Committee's review of the annual financial statements:

          - Discuss with the independent auditors and management the financial statements and the results of the independent auditors' audit of the financial statements.

          - Discuss any items required to be communicated by the independent auditors in accordance with SAS 61, as amended. These discussions should include the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Company's financial statements and any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

          3. In connection with the Committee's review of the quarterly financial statements:

          - Discuss with the independent auditors and management the results of the independent auditors' SAS 71 review of the quarterly financial statements.

          - Discuss significant issues, events and transactions and any significant changes regarding accounting principles, practices, judgments or estimates with management and the independent auditors, including any significant disagreements among management and the independent auditors.

          4. Discuss any comments or recommendations of the independent auditors outlined in their annual management letter. Approve a schedule for implementing any recommended changes and monitor compliance with the schedule.

          5. Discuss with the independent auditors and management their periodic reviews of the adequacy of the Company's accounting and financial reporting processes and systems of internal control, including the adequacy of the systems of reporting to the audit committee by each group.

          6. Consult annually with the independent auditors out of the presence of management about internal controls, the fullness and accuracy of the Company's financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee.

          7. Review the independence and performance of the independent auditors. Recommend to the Board of Directors the appointment or discharge of the independent auditors.

          8. Communicate with the Company's independent auditors about the Company's expectations regarding its relationship with the auditors, including the following: (i) the independent auditors' ultimate accountability to the Board and the Committee, as representatives of the Company's stockholders; and (ii) the ultimate authority and responsibility of the Board and the Committee to select, evaluate and, where appropriate, replace the independent auditors.

          9. Review and approve processes and procedures to ensure the continuing independence of the Company's independent auditors. These processes shall include obtaining and reviewing, on an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature and scope of such relationships and discontinuing any relationships that the Committee believes could compromise the independence of the auditors.

          10.  Review the independent auditors' audit plan.

          11. Approve the fees and other significant compensation to be paid to the independent auditors.

          12. Review quarterly the status of any legal matters that could have a significant impact on the Company's financial statements.

          13. Annually prepare a report to the Company's stockholders for inclusion in the Company's annual proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time.

          14. Maintain minutes of meetings and periodically report to the Board of Directors on significant matters related to the Committee's responsibilities.

          15. Review and reassess the adequacy of the Committee's charter at least annually. Submit the charter to the Company's Board of Directors for review and include a copy of the charter as an appendix to the Company's proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time.

          16. Perform any other activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any stock exchange or market on which the Company's Common Stock is listed, and perform other activities that are consistent with this charter, the Company's Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

                               INVIVO CORPORATION

  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Ernest C. Goggio and James B. Hawkins, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock, $.01 par value, of INVIVO CORPORATION, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Invivo Corporation, to be held on December 7, 2001 at 10:00 a.m. at the Company's offices located at 4900 Hopyard Drive, Suite 210, Pleasanton, California, and any adjournments thereof, upon the following matters:



                                                                   SEE REVERSE
                                                                       SIDE

                                                                                    For All
                                                                                   Nominees       WITHHOLD
(CONTINUED FROM OTHER SIDE)                                             For ALL    Except as     AUTHORITY
                                                                       Nominees   Crossed Out  do not vote for
1. To elect directors                                                Listed Below    Below      any nominees
   INSTRUCTION: To withhold authority for any individual nominee,         [ ]         [ ]           [ ]
   cross out the nominee's name in the following list:

   Ernest C. Goggio, James B. Hawkins, George Sarlo, Laureen DeBuono
                                                                          FOR       AGAINST       ABSTAIN
2. To amend the Company Stock Option Plan to increase by 220,000 the      [ ]         [ ]           [ ]
   number of shares covered by the Plan.

3. To ratify the selection of KPMG Peat Marwick LLP as independent        [ ]         [ ]           [ ]
   public auditors of this Company.

4. With discretionary authority on such matters as may properly           [ ]         [ ]           [ ]
   come before the meeting.

     The shares covered by this proxy will be voted in accordance with the choices made. WHEN NO CHOICE IS
MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3 AND 4.

     The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope.

     Please date and sign exactly as your name(s) appear on your shares. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature of Stockholder(s): ___________________________________________________ Dated: _______________ 2001